Exhibit 99.1
AEROPOSTALE REPORTS SECOND QUARTER FISCAL 2006 RESULTS
New York, New York, August 17, 2006 — Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of active and casual apparel for the teen market, today reported results for the second quarter ended July 29, 2006.
SECOND QUARTER PERFORMANCE:
Net income for the second quarter of fiscal 2006 was $8.4 million, or $0.16 per diluted share (which includes $2.1 million of other income in connection with the resolution of a dispute with a vendor regarding the enforcement of the Company’s intellectual property rights). Net income, excluding other income, was $7.2 million, or $0.13 per diluted share for the second quarter of fiscal 2006. The Company believes that the disclosure of diluted earnings per share excluding such other income, which is a non-GAAP financial measure, provides investors useful information to help them better understand the Company’s expected results without the impact of the other income described above. The Company had net income of $7.4 million or $0.13 per diluted share in the second quarter of fiscal 2005.
The above-mentioned results included net losses from the Company’s Jimmy’Z subsidiary of ($0.03) per diluted share for the second quarter of 2006 and ($0.02) for the second quarter of fiscal 2005. In addition, the consolidated results for the second quarter of 2006 included a $0.01 per diluted share charge related to the expensing of stock options.
For the second quarter of fiscal 2006, total net sales increased 18.0% to $274.6 million, compared to $232.8 million in the year-ago period. Comparable store sales for the second quarter increased 1.0%, versus a comparable store sales decrease of 2.2% in the year-ago period. Fiscal year to date, total net sales increased 17.2% to $520.9 million, compared to $444.4 million in the year-ago period. Also fiscal year to date, comparable store sales decreased 0.9%, versus a comparable store sales increase of 0.9% in the year-ago period.
Julian R. Geiger, Chairman and Chief Executive Officer said, “During the second quarter, we believe that we executed our merchandising and planning initiatives consistently and well. While we were able to achieve results in line with our plan for May and June, our sales and margins for the quarter were negatively affected by a significant slowdown in our business in the latter half of July. The trends in our business improved in August, particularly in the early back to school regions, but we are unable to extrapolate this performance to the other regions, which have not yet peaked in their back to school selling season. As a result of this, we believe that it is prudent to adopt a somewhat cautious outlook on our business for the remainder of the third quarter.”
THIRD QUARTER GUIDANCE:
The Company announced its earnings guidance for the third quarter of fiscal 2006. The Company believes it will achieve earnings in the range of $0.55 — $0.57 per diluted share, including the $0.01 per diluted share charge related to the expensing of stock options.
CONFERENCE CALL INFORMATION:
The Company will be holding a conference call today at 4:15 P.M. to review its second quarter results. The broadcast will be available through the ‘Investor Relations’ link at www.aeropostale.com and at www.fulldisclosure.com. To listen to the broadcast your computer must have Windows Media Player installed. If you do not have Windows Media Player go to the latter site prior to the call, where you can download the software for free.
About Aeropostale, Inc.
Aeropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aeropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aeropostale products are currently purchased only in its stores, on-line through its e-commerce website (www.aeropostale.com) or at organized sales events at college campuses.
The Company currently operates 712 Aeropostale stores in 47 states and 14 Jimmy’Z stores in 11 states.
SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN “FORWARD-LOOKING STATEMENTS” CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, AMONG OTHERS, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY’S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY’S FORM 10-K AND CURRENT REPORTS ON FORM 8-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

EXHIBIT A
AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	July 29,	January 28,	July 30,
	2006	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$117,307	$205,235	$127,940
Short-term investments	34,117	20,037	14,031
Merchandise inventory	154,720	91,908	162,726
Other current assets	30,015	22,159	27,328

Total current assets	336,159	339,339	332,025

Fixtures, equipment and improvements, net	178,972	160,229	144,509

Other assets	4,435	4,383	4,459

TOTAL ASSETS	$519,566	$503,951	$480,993

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$99,391	$57,165	$108,178
Accrued expenses	54,640	69,188	39,649

Total current liabilities	154,031	126,353	147,827

Other non-current liabilities	100,639	92,808	83,745

Stockholders’ equity	264,896	284,790	249,421

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$519,566	$503,951	$480,993

EXHIBIT B
AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA
(in thousands, except per share and store data)

	13 weeks ended
	July 29, 2006		July 30, 2005
		% of sales		% of sales
Net sales	$274,624	100.0%	$232,770	100.0%
Cost of sales (including certain buying, occupancy and warehousing expenses)	202,048	73.6	170,743	73.4

Gross profit	72,576	26.4	62,027	26.6
Selling, general and administrative expenses	62,222	22.7	50,607	21.7
Other income	2,085	0.8	—	—

Income from operations	12,439	4.5	11,420	4.9
Interest income, net	1,372	0.5	796	0.3

Income before income taxes	13,811	5.0	12,216	5.2
Income taxes	5,388	1.9	4,767	2.0

Net income	$8,423	3.1%	$7,449	3.2%

Basic earnings per share	$0.16		$0.13

Diluted earnings per share	$0.16		$0.13

Weighted average basic shares	53,627		55,408
Weighted average diluted shares	54,072		56,367
STORE DATA:
Comparable store sales increase (decrease)	1.0%		(2.2)%
Stores open at end of period	726		634
Total gross square footage at end of period	2,578,224		2,241,787

EXHIBIT C
AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA
(in thousands, except per share and store data)

	26 weeks ended
	July 29, 2006		July 30, 2005
		% of sales		% of sales
Net sales	$520,916	100.0%	$444,444	100.0%
Cost of sales (including certain buying, occupancy and warehousing expenses)	377,862	72.5	322,646	72.6

Gross profit	143,054	27.4	121,798	27.4
Selling, general and administrative expenses	120,487	23.1	97,044	21.8
Other income	2,085	0.4	—	—

Income from operations	24,652	4.7	24,754	5.6
Interest income, net	2,868	0.6	1,581	0.4

Income before income taxes	27,520	5.3	26,335	5.9
Income taxes	10,734	2.1	10,272	2.3

Net income	$16,786	3.2%	$16,063	3.6%

Basic earnings per share	$0.31		$0.29

Diluted earnings per share	$0.31		$0.28

Weighted average basic shares	54,017		55,408
Weighted average diluted shares	54,526		56,470
STORE DATA:
Comparable store sales (decrease) increase	(0.9)%		0.9%